Exhibit 10.19
CHANGE OF CONTROL SEVERANCE AGREEMENT
AGREEMENT, dated as of ______________ (this “Agreement”), by and between Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), and ____________ (the “Executive”).
WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein). The Committee believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Committee has caused the Company to enter into this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
Section 1.Certain Definitions.
(a)    “Affiliated Company” means any company controlled by, controlling or under common control with the Company.
(b)    “Change of Control” means:
(1)    Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(b), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(b)(3)(A), 1(b)(3)(B) and 1(b)(3)(C);

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(2)    Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(3)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(4)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in connection with the Company’s bankruptcy or insolvency.
Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change of Control shall be deemed to have occurred for purposes of this Agreement if

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(a) the Executive is a part of a group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change of Control under subparagraph (1) above, or (b) the Executive acquires (other than on the same basis as all other holders of shares of Common Stock of the Company) an equity interest in an entity that acquires the Company in a Change of Control otherwise described under subparagraph (3) above.
(c)    “Change of Control Period” means the period commencing on the Effective Date and ending on the date that is eighteen (18) months following the Effective Date.
(d)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
(e)    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.
(f)    “Effective Date” means the first date on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then “Effective Date” means the date immediately prior to the date of such termination of employment.
Section 2.    Termination of Employment during the Change of Control Period.
(a)    Death or Disability. The Executive’s employment shall terminate automatically if the Executive dies during the Change of Control Period. If the Company determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Change of Control Period (pursuant to the definition of “Disability”), it may give to the Executive written notice in accordance with Section 9(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.
(b)    Cause. The Company may terminate the Executive’s employment during the Change of Control Period with or without Cause. “Cause” means:
(1)    the willful and continued failure substantially to perform the Executive’s duties with the Company or any Affiliated Company (other than as a result of the Executive’s incapacity due to physical or mental illness or injury or following the Executive’s delivery of a

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Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board, the Chief Executive Officer of the Company or a senior officer of the Company to whom the Executive reports that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties;
(2)    the willful engaging by the Executive in illegal conduct which results in material and demonstrable damage to the business or reputation of the Company; or
(3)    conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony.
For purposes of this Section 2(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority (A) given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) given pursuant to written instructions of the Chief Executive Officer of the Company, or (C) in accordance with the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until (I) the Executive has been given notice in reasonable detail by the Company of the existence of the circumstances claimed to constitute Cause within ninety (90) days following the initial existence of such circumstances, and given an opportunity of thirty (30) days to cure, and such circumstances remain uncured at the end of such thirty (30)-day period, and (II) there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the board, the Executive is guilty of the conduct described in Section 2(b), and specifying the particulars thereof in detail.
(c)    Good Reason. During the Change of Control Period, the Executive’s employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means:
(1)    any material diminution in the Executive’s position;
(2)    any material reduction by the Company in the Executive’s base salary as in effect immediately prior to the Effective Date;

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(3)    the Company requiring the Executive to be based at a location more than seventy five (75) miles from where the Executive’s office is located immediately preceding the Effective Date;
(4)    the failure by the Company to continue in effect any Material Plan (as hereinafter defined) in which the Executive is participating immediately prior to the Effective Date (or Material Plans providing the Executive with at least substantially similar benefits) other than as a result of the normal expiration of any such Material Plan in accordance with its terms as in effect immediately prior to the Effective Date, or the taking of any action, or the failure to act, by the Company which would materially adversely affect the Executive’s continued participation in any of such Material Plans on at least as favorable a basis to the Executive as is the case immediately prior to the Effective Date or which would materially reduce the Executive’s benefits in the future under any of such Material Plans or deprive the Executive of any material benefit enjoyed by the Executive immediately prior to the Effective Date;
(5)    the failure by the Company to pay the Executive any material portion of the Executive’s current or deferred compensation within seven (7) days of the date such compensation is due; or
(6)    any failure by the Company to comply with and satisfy Section 8(c).
For purposes of this Agreement, “Plan” shall mean any compensation plan, such as an incentive compensation, stock option, restricted stock or performance share plan, or any employee benefit plan such as a thrift, pension, profit sharing, deferred compensation, medical, disability, accident, life insurance, or relocation plan or policy, or any other plan, program or policy of the Company intended to benefit employees, and a “Material Plan” shall mean any Plan providing (A) an annual incentive cash opportunity target, expressed as a percentage of the Executive’s base salary; (B) a long-term incentive opportunity (payable in cash or Company stock); (C) a savings and/or retirement benefit (including, without limitation, Plans qualified under Section 401(a) of the Code and Plans not so qualified); and (D) health care insurance coverage.
The Executive’s employment shall not be deemed to have been terminated by the Executive for Good Reason unless he has provided the Company with written notice of the existence of the circumstances claimed to constitute Good Reason within ninety (90) days following the initial existence of such circumstances, and the Company has not remedied such circumstances within thirty (30) days of its receipt of such notice from the Executive. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (6) shall not affect the Executive’s ability to terminate employment for Good Reason.
(d)    Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, and (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or

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circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.
(e)    Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company other than for Disability, the date on which the Company notifies the Executive of such termination, (2) if the Executive resigns, the date on which the Executive notifies the Company of such termination, and (3) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.
(f)    Compensation During Dispute. With respect to any termination of the Executive's employment during the Change of Control Period, if within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination (a “Notice of Dispute”), the Company shall continue to pay the Executive the full compensation in effect when the Notice of Termination was given (including, but not limited to, his then current annual base salary) and continue the Executive as a participant in all Plans in which the Executive was participating when the Notice of Termination was given until the earliest of (i) the date on which the Change of Control Period ends, (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected), or (iii) six (6) months after the date the Notice of Dispute was given; provided, however, that this Section 2(f) shall be applicable in the event of a Notice of Dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.
(g)    No Offset or Reduction. Amounts paid under Section 2(f) are in addition to other amounts due under this Agreement and shall not, for example, be offset against or reduce any amounts otherwise due under Section 3(a) hereof.
(h)    Separation from Service. The Executive shall not be obligated to perform any services after the Date of Termination that would prevent the termination of his employment on such Date of Termination from qualifying as a “separation from service” as defined in Treasury Regulations §1.409A-1(h).
Section 3.    Obligations of the Company upon Termination during the Change of Control Period.
(a)    Good Reason; Other Than for Cause, Death or Disability. If, during the Change of Control Period, the Company terminates the Executive’s employment other than for Cause, death or Disability or the Executive terminates employment for Good Reason:
(1)    the Company shall pay to the Executive, within thirty (30) days after the Date of Termination, the aggregate of the following amounts:

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(A)    the sum of (i) the Executive’s full base salary through to the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given, plus any benefits or awards which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to the Executive, provided, however, that with respect to a termination of the Executive’s employment for Good Reason based on a reduction by the Company in the Executive’s base salary as in effect immediately prior to the Effective Date, the Company shall pay the Executive’s full base salary through the Date of Termination at the rate in effect just prior to such reduction plus any benefits or awards which pursuant to the terms of any Plans have been earned or become payable prior to the Date of Termination, but which have not yet been paid to the Executive, (ii) any accrued vacation pay through the Date of Termination, and (iii) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy (the sum of the amounts described in subclauses (i) through (iii), the “Accrued Obligations”);
(B)    notwithstanding any provision of any annual cash incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (1) any unpaid incentive compensation which has been determined by the Committee to be payable to the Executive under any such plan for a completed fiscal year preceding the Date of Termination and which, as of the Date of Termination, is contingent only upon the Executive’s continued employment to a subsequent date, and (2) with respect to any completed or uncompleted fiscal year for which the annual incentive compensation amount pursuant to an outstanding award under any such plan has not been determined as of the Date of Termination, the greater of (i) one hundred percent (100%) of the Executive’s target award for such fiscal year assuming (if necessary) that the Executive had continued to receive through the end of such fiscal year his annual rate of base salary in effect immediately prior to the Effective Date, or (ii) the amount determined by applying to such target award the payout multiple calculated by annualizing the Company’s results for the portion of the fiscal year ended as of the last day of the most recent fiscal quarter ended prior to the Date of Termination and determining the financial performance portions of the annual incentive based on such annualized results (assuming that the Committee would not exercise discretion to pay above the stretch level but would exercise discretion to make financial performance adjustments consistent with those approved for the most recent fiscal year), and by assuming that the Executive’s individual goals for such fiscal year were all met and that the Committee exercised discretion to pay the individual goals portion of the annual incentive using the same payout multiple as determined for the financial performance portion;
(C)    in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to the Executive in a single payment an amount in cash equal to one and one-half (1½) times the sum of (1) the greater of (i) the Executive’s annual rate of base salary in effect on the Date of Termination or (ii) the Executive’s annual rate of base salary in effect immediately prior to the Effective Date and (2) the greater of (i) the average of the last three annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to, or earned by, the Executive preceding the Date of Termination or (ii) the Executive’s target bonus as most recently established by the Committee;

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(D)    for an eighteen (18) month period after the Date of Termination, the Company shall arrange to provide the Executive, his spouse and his dependents with life, accident and health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the Effective Date, at no greater cost to the Executive than the after tax cost (as determined by the Committee using the highest individual marginal Federal and applicable state and local income tax rates) to the Executive immediately prior to the date of such Effective Date, as applicable; provided, however, that, in the case of health insurance benefits, such coverage shall, to the maximum extent available, be considered to be provided pursuant to COBRA, and the Executive shall be required to make the necessary election of such coverage. Notwithstanding the foregoing, (i) the Company shall not provide any benefit otherwise receivable by the Executive pursuant to this subparagraph (D) to the extent that a similar benefit is actually received by the Executive from a subsequent employer during such eighteen (18) month period, and any such benefit actually received by the Executive shall be reported to the Company, and (ii) to the extent required in order to comply with Section 409A of the Code, in no event shall any such benefits be provided beyond the end of the second calendar year that begins after the Executive’s “separation from service” within the meaning of Section 409A of the Code;
(E)    if any amounts previously contributed by the Company to the Executive’s account under the Schnitzer Steel Industries, Inc. Retirement Plan (the “401(k) Plan”) are unvested and therefore forfeited under the terms of the 401(k) Plan as a result of the Executive’s termination of employment, the Company shall pay to the Executive an amount equal to the forfeited balance;
(F)    all options to purchase Company common stock then held by the Executive shall become immediately vested and exercisable in full, and remain exercisable as if the Executive continued to be employed by the Company for the entire term of such options, and any restricted stock or restricted stock units then held by the Executive under which vesting is based solely on continued employment with the Company shall become immediately vested; and
(G)    with respect to any outstanding performance share award held by the Executive under a Long-Term Incentive Award Agreement with the Company, if a Company Sale (as defined in the Long-Term Incentive Award Agreement) triggering an award payout thereunder has not occurred as of the Date of Termination, the Company shall issue to the Executive the number of shares that would have been issued under the award if a Company Sale had occurred on the Date of Termination.
(2)    to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Section 4).
Notwithstanding the foregoing provisions of this Section 3(a), to the extent required in order to comply with Section 409A of the Code, cash amounts that would otherwise be payable under this Section 3(a) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code.

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Notwithstanding the foregoing, the Company's obligations to pay or provide any amounts or benefits required by Section 3(a)(1) shall (1) cease as of the date the Executive is determined by a court of competent jurisdiction to have breached any of the provisions of Section 7 and (2) be conditioned on the Executive signing a general release of claims in favor of the Company and its affiliates, in the form attached hereto as Exhibit A, or which is otherwise satisfactory to the Company, and the expiration of any revocation period provided for in such release. Executive must deliver the release and the revocation period must expire within sixty (60) days following the Date of Termination (the “Release Period”). If the Release Period spans two calendar years, then the payments described in Section 3(a)(1) will, unless the immediately preceding paragraph applies, be made on the first business day of the second calendar year but in all events after the revocation period has expired with no revocation of the release.
(b)    Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Change of Control Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 3(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits provided by the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits as in effect with respect to the Executive and his beneficiaries at any time during the one hundred twenty (120)-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death.
(c)    Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Change of Control Period, the Company shall provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and the Company shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination, provided, that to the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided under this Section 3(c) shall be paid or provided, with Interest, to the Executive on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 3(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits provided by the Company and the Affiliated Companies with respect to the Executive and his family in the event of disability in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect with respect to the Executive and his family at any time during the one hundred twenty (120)-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter with respect to the Executive and his family.

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(d)    Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Change of Control Period, the Company shall provide the Executive with the Executive’s base salary through the Date of Termination and the timely payment or delivery of the Other Benefits, and the Company shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Change of Control Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and the Company shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination, provided, that to the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided under this sentence of Section 3(d) shall be paid or provided, with Interest, to the Executive on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code.
Section 4.    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any Plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 9(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any Plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such Plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plan or arrangement of the Affiliated Companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 3(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.
Section 5.    Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the

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Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive; provided, however, that in no event shall any such payments be made later than the last day of the Executive’s taxable year following the taxable year in which the fee or expense was incurred), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others (a) concerning the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive concerning the amount of any payment pursuant to this Agreement), (b) in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 or 409A of the Code to any payment or benefit provided hereunder or otherwise by the Company or any Affiliated Company or (c) otherwise relating to the Executive’s employment, or termination of employment, with the Company or any Affiliated Company; provided, however, that the Executive shall be obligated to reimburse the Company for all such payments if the action of the Executive is determined by a court of competent jurisdiction or by an arbitrator to have been frivolous.
Section 6.    Treatment of Parachute Payments.
(a)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any Payment would be subject to the Excise Tax, and if it shall be determined that the after-tax benefits the Executive would receive from the total Payments are less than the after-tax benefits Executive would receive from the Safe Harbor Amount, the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. For purposes of determining whether the Executive would receive a greater after-tax benefit from the Safe Harbor Amount than from the total Payments, there shall be taken into account any Excise Tax that would be imposed and all federal, state and local taxes required to be paid by the Executive in respect of the receipt of such payments. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 3(a)(1), unless an alternative method of reduction is elected by the Executive (provided, however, that such election shall be subject to approval by the Company if made on or after the date on which the event that triggers the relevant Payment occurs), and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under this Agreement shall be reduced pursuant to this Section 6(a).
(b)    All determinations required to be made under this Section 6, including whether and when a reduction of Payments to the Safe Harbor Amount is required and the assumptions to be utilized in arriving at such determination shall be made by a nationally recognized certified public accounting firm (other than one that is serving as accountant or auditor for the individual, entity or group effecting the Change of Control) designated by the Company and reasonably

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acceptable to the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be final and binding upon the Company and the Executive.
(c)    Definitions. The following terms shall have the following meanings for purposes of this Section 6:
(1)    “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(2)    “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
(3)    A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
(4)    The “Safe Harbor Amount” means two and ninety-nine one hundredths (2.99) times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
(5)    “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.
Section 7.    Restrictive Covenants. The Executive agrees that the compensation and benefits payable to the Executive under this Agreement are conditioned on the Executive’s agreement to and compliance with the following restrictive covenants. If the Executive breaches any of the following restrictive covenants, then, in addition to any other remedies available to the Company at law or in equity, the Executive will be obligated to repay to the Company all amounts paid to the Executive under this Agreement to which the Executive was not otherwise entitled. The Executive further acknowledges and agrees that the Executive is entering into this Agreement in the Executive’s additional capacity as a shareholder of the Company, and understand that the restraints contained in this Agreement are likely to be desired by any party effecting the Change of Control, and that the Executive will benefit financially by providing such a covenant in advance of such an event.
(a)    Confidential Information. The Executive reaffirms that he or she holds and shall continue to hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated

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Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge or known within the relevant trade or industry (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process or by any administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such information, knowledge or data to be disclosed, and then only to the extent required, after prompt notice, if permitted by law, to the Company of any such order, or in connection with any litigation involving this Agreement, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company.
(b)    Non-Competition. If the Executive becomes entitled to receive benefits under Section 3(a) of this Agreement, then from the Executive’s Date of Termination and continuing until the date which is eighteen (18) months following the Date of Termination (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, render services of a business, professional or commercial nature (whether for compensation or otherwise) to any person or entity competitive with the business engaged in by the Company or any of its subsidiaries within twelve (12) months prior to such Date of Termination, or serve as an officer, director, employee, partner, member, owner, consultant or independent contractor in any entity which is competitive with the business engaged in by the Company or any of its subsidiaries within twelve (12) months prior to such Date of Termination. Notwithstanding the foregoing, nothing shall prevent the Executive from owning publicly traded securities issued by any such competitive entity, provided that the ownership thereof by the Executive does not constitute more than five percent (5%) of all of such entity’s publicly traded outstanding securities.
(c)    Non-Solicitation. If the Executive becomes entitled to receive benefits under Section 3(a) of this Agreement, then during the Restricted Period, the Executive shall not, directly or indirectly, for himself or on behalf of any other person or entity, solicit for employment any person who at any time during the then immediately preceding twelve (12) month period shall have been an employee of the Company or any of its subsidiaries (other than any such person whose employment was terminated by the Company prior to such employment, engagement or retention), or contact any supplier, customer or employee of the Company or any of its subsidiaries for the purpose of soliciting or diverting any such supplier, customer or employee from its business relationship with the Company or any of its subsidiaries or otherwise intentionally interfering with the business relationship of the Company or any of its subsidiaries with any of the foregoing.
(d)    No Withholding of Amounts. In no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

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(e)    Savings Clause. The Executive agrees that if (i) any portion of the Executive’s covenants in this Section 7 is held to be invalid or unenforceable, the covenant should be modified or severed by the court, and otherwise enforced to the maximum extent permissible, or (ii) a court determines that any portion of the Executive’s covenants in this Section 7 is unenforceable as written, the maximum reasonable restrictions of time, scope of activities, and geographic area should be substituted for any such restrictions found unenforceable as written.
Section 8.    Successors.
(a)    This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 8(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.
(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
Section 9.    Miscellaneous.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
At the most recent address on file at the Company.

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If to the Company:
Schnitzer Steel Industries, Inc.
Attention: General Counsel
299 SW Clay Street, Suite 350
Portland, Oregon 97201
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)    The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 2(c)(1) through 2(c)(7)) shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement, except as specifically provided in this Agreement (including, without limitation, the provision of Section 2(c) for written notice by the Executive).
(f)    The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(f), prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.
(g)    Compensation or benefits provided by this Agreement are intended to comply with, or be exempt from, Section 409A of the Code, and this Agreement shall be interpreted and administered in a manner that is consistent with such intention. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive.

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(h)    The respective rights and obligations of the parties to this Agreement hereunder shall survive any termination of this Agreement or the Executive’s employment with the Company or any Affiliated Company.
(i)    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

SCHNITZER STEEL INDUSTRIES, INC.

By:
Name:
Title:

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Exhibit A

___________________, 200_
[Name]
[Address]
[Address]
Re:    Separation Agreement and General Release
Dear _________:
This letter confirms the termination of your employment with Schnitzer Steel Industries, Inc. (the “Company”) as of ______________, 20__.
In connection with the termination of your employment, the Company is prepared to provide you with the following severance payments and benefits (which are described in Section 3(a) of the Change of Control Severance Agreement, dated _______________, 20__, by and between the Company and you (“Severance Agreement”) (in each case, less applicable deductions and withholdings): ______________________________________________________________________.
In order to be eligible to receive the severance payments and benefits described above to which you are not otherwise entitled, you are required to agree to the terms contained in this Separation Agreement and General Release, indicate your agreement by signing and returning this Separation Agreement and General Release and not revoke your agreement as provided below.
In consideration for the Company’s payment of the severance payments and other benefits described above to which you are not otherwise entitled, you hereby release the Company and any and all of the Company’s predecessors, successors, assigns, parents, subsidiaries, affiliates and related entities (collectively, “Company Entities”) and the present and former officers, directors, employees, owners, members and agents of the Company and any and all Company Entities (collectively, “Company Officials”), individually and in their official capacities, of and from all claims, demands, damages, causes of action or suit, judgments, costs and agreements of any kind whatsoever, including, but not limited to, all matters arising out of or relating to your employment with the Company and/or any and all Company Entities and the termination of your employment with the Company and/or any and all Company Entities. This release includes, but is not limited to, any and all alleged claims based on the following, in each case as amended from time to time (and any successor statutes): the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974 (except any valid claim to recover vested benefits, if applicable), the Oregon Fair Employment Practices Act, the Oregon Tort Claims Act,

A-1

the Oregon Family Leave Act, the Oregon Equal Pay Act, the Oregon Safe Employment Act, and any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or federal law, regulation, ordinance or rule having any bearing whatsoever on the terms and conditions of your employment and/or the cessation thereof. By signing this Separation Agreement and General Release you are providing a complete waiver of all claims that may have arisen, whether known or unknown, up until the time that this Agreement and General Release is executed.
In addition, you will keep in confidence and will not, except as specifically authorized in writing by the Company or as otherwise required by law, disclose to or use for the benefit of any third party any confidential or proprietary information of or about the Company, any Company Entities or any Company Officials which you acquired, developed or created by reason of your employment, except for information that is or becomes public other than through your breach of this paragraph.
You will also promptly return to the Company all documents, materials and property in your possession, custody or control that are the property of the Company, any Company Entities or any Company Officials.
You agree that you will cooperate with the Company and any Company Entities and Company Officials and their legal counsel in connection with any current or future investigation or litigation relating to any matter with which you were involved or of which you have knowledge or which occurred during your employment at the Company. Such assistance will include, but not be limited to, depositions and testimony and shall continue until such matters are resolved.
You agree that the provisions of the Company’s Code of Conduct and any Company employee handbook and/or any other applicable documents (including, but not limited to, any provisions relating to confidential and proprietary information and intellectual property) which contain your obligations that extend beyond your employment with the Company will continue to remain in full force and effect. In addition, you acknowledge and agree that you continue to be bound by the terms of the restrictive covenants set forth in Section 7 of the Severance Agreement.
If you breach this Separation Agreement and General Release, in addition to any other available remedy, the Company will seek restitution and/or offset of any payments or benefits provided to the extent permitted by law. In addition, as provided in the Severance Agreement, any payments or benefits provided hereunder will cease as of the date that you are determined by a court of competent jurisdiction to have breached any of the provisions of Section 7 of the Severance Agreement.

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This Separation Agreement and General Release does not affect your entitlement to previously accrued or vested benefits to which you may be entitled, which are summarized as follows:

•	You will be paid for any accrued but unused vacation days on a pro-rated basis.

•
Your group health insurance benefits will remain in effect until __________, 20__. Upon the termination of your group health insurance benefits, you will be provided separate information regarding your right thereafter to continue group coverage as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

•
Your group life insurance will remain in effect until ___________, 20__. Upon the termination of your group life insurance, you will be provided separate information regarding any right to convert your group life insurance to an individual policy.

•
You will be provided a separate statement of your benefits, if any, under any Company savings and/or pension plan. Your rights to benefits under any Company savings and/or pension plan will be determined by law and in accordance with the terms of the specific plan.

Since your execution of this Separation Agreement and General Release releases the Company, any Company Entities and any Company Officials from all claims you may have, you should review this carefully before signing it. You can take at least forty-five (45) days from your receipt of this Separation Agreement and General Release to consider its meaning and effect and to determine whether you wish to enter into it. You are advised to consult with anyone of your choosing, including an attorney, prior to executing this Separation Agreement and General Release.
Once you have signed this Separation Agreement and General Release, you may choose to revoke your execution within seven (7) days. Any revocation of this Separation Agreement and General Release must be in writing and personally delivered to ________________, Schnitzer Steel Industries, Inc., ____________________, ________, ________ __________, or, if mailed, postmarked within seven (7) days of the date upon which it was signed by you.
TO RECEIVE THE SEVERANCE PAYMENT AND OTHER BENEFITS DESCRIBED ABOVE, YOU MUST SIGN AND RETURN THIS SEPARATION AGREEMENT AND GENERAL RELEASE NO LATER THAN ________________, 20__, AND DELIVER THE ATTACHED LETTER INDICATING THAT YOU DO NOT WISH TO REVOKE YOUR AGREEMENT NO EARLIER THAN SEVEN (7) DAYS AFTER THE DATE YOU SIGN THIS SEPARATION AGREEMENT AND GENERAL RELEASE. This Separation Agreement and General Release should be returned to ________________, Schnitzer Steel Industries, Inc., ____________________, ________, ________ __________. The Company will not make any payments or provide any benefits pursuant to this Separation Agreement and

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General Release until after the seven (7) day period expires and the Company receives the attached letter indicating that you have not revoked your agreement.
If any portion of this Separation Agreement and General Release is found to be unenforceable but such portion would be enforceable if some part thereof were deleted or modified, then such portion will apply with such deletion or modification as is necessary to make it enforceable to the fullest extent permitted by law. If any such portion cannot be modified to be enforceable, such portion will be deemed severed from this Separation Agreement and General Release and will not affect the validity or enforceability of the remainder of this Separation Agreement and General Release.
This Separation Agreement and General Release (and the provisions of sections 3(a), 7 and 9 of the Severance Agreement attached hereto) contains the entire understanding of the parties relating to the subject matter hereof. You acknowledge that no representations, oral or written, have been made other than those expressly set forth herein, and that you have not relied on any other representations in executing this Separation Agreement and General Release. This Separation Agreement and General Release may be modified only in a document signed by the parties and referring specifically hereto.
Sincerely yours,
Schnitzer Steel Industries, Inc.
[Name]
[Title]

A-4

ACKNOWLEDGMENT
I AGREE TO THE TERMS AND CONDITIONS SPECIFIED IN THIS SEPARATION AGREEMENT AND GENERAL RELEASE, AND I INTEND TO RELEASE ALL CLAIMS THAT I MAY HAVE AGAINST THE COMPANY, ANY COMPANY ENTITIES AND ANY COMPANY OFFICIALS. I UNDERSTAND THAT THIS SEPARATION AGREEMENT AND GENERAL RELEASE CREATES A TOTAL AND UNLIMITED RELEASE OF ALL CLAIMS, WHETHER KNOWN OR UNKNOWN, EXISTING AS OF THIS DATE THAT I MAY HAVE AGAINST THE COMPANY, ANY COMPANY ENTITIES AND ANY COMPANY OFFICIALS.
I HAVE HAD AMPLE TIME TO REVIEW THIS SEPARATION AGREEMENT AND GENERAL RELEASE AND TO CONSIDER MY RELEASE OF ALL CLAIMS AS SET FORTH HEREIN. I AM SIGNING THIS SEPARATION AGREEMENT AND GENERAL RELEASE KNOWINGLY, VOLUNTARILY AND WITH FULL UNDERSTANDING OF ITS TERMS AND EFFECTS. I UNDERSTAND THAT I CAN TAKE AT LEAST FORTY-FIVE (45) DAYS FROM RECEIPT OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE TO DETERMINE WHETHER I WISH TO SIGN IT, THAT I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING IT, AND THAT I HAVE SEVEN (7) DAYS FROM THE DATE I SIGN THIS SEPARATION AGREEMENT AND GENERAL RELEASE TO REVOKE IT.
I ACKNOWLEDGE THAT I HAVE NOT RELIED ON ANY REPRESENTATIONS OR STATEMENTS NOT SET FORTH HEREIN. I WILL NOT DISCLOSE THIS SEPARATION AGREEMENT AND GENERAL RELEASE TO ANYONE EXCEPT TO MY IMMEDIATE FAMILY AND ANY TAX, LEGAL OR OTHER COUNSEL THAT I HAVE CONSULTED REGARDING THE MEANING OR EFFECT OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE, EXCEPT AS OTHERWISE REQUIRED BY LAW.
In witness hereof, I have executed this Separation Agreement and General Release this ___ day of _________, 20__.

_________________________
[Name]

YOU MUST RETURN THE ENTIRE SEPARATION AGREEMENT AND GENERAL RELEASE (INCLUDING THE ACKNOWLEDGMENT PAGES).

A-5

____________________, 20__

[Name]
[Title]
Schnitzer Steel Industries, Inc.
[Address]
[Address]
Re:    Separation Agreement and General Release
Dear _____________:
On _______________, 20__, I executed a Separation Agreement and General Release between Schnitzer Steel Industries, Inc. and me. I was advised in writing to consult with an attorney or other advisor of my choosing prior to signing the Separation Agreement and General Release.
At least seven (7) days have elapsed since I executed the above-mentioned Separation Agreement and General Release, and I have not revoked my acceptance or execution thereof. I hereby request that Schnitzer Steel Industries, Inc. provide me with the payments and/or benefits described in that Separation Agreement and General Release.
Very truly yours,

______________________